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                                                                   Exhibit 10.24

May 1, 2000


Mr. Michael Croft
CUNO Incorporated
400 Research Parkway
Meriden, CT  06450

Dear Michael:

     This letter will memorialize our agreement for you to continue in your position as Senior Vice President/President - Worldwide Water Group for CUNO Incorporated, until November 30, 2000, inclusive.

     Your base salary will be at the rate of U.S. $230,000 per year. While you are in the U.S., you will continue to be paid a housing allowance of $1,000 per month.

     You will continue to participate in the executive automobile program which pays an additional $850 per month and is intended to cover all costs associated with your auto lease or purchase, mileage, gasoline, insurance and maintenance.

     You will receive 2,500 restricted shares of CUNO Incorporated ("CUNO") common stock, the receipt of which is conditional and dependent on you remaining an employee or consultant of the Company through November 30, 2001.

     For Fiscal 2000, you will participate in the CUNO Incorporated Target Award Bonus Plan at a level of 40% of your base salary with a guaranteed minimum of 75% of the eligible amount, or not less than $69,000.

     Your other benefits, as they exist today, will remain the same, through November 30, 2000. In addition CUNO will provide you with "relocation and travel expenses" back to Australia, for a reasonable period, e.g., two months following your retirement date, in accordance with the attached June 28, 1993 letter from Thomas N. Bird.

     Commencing December 1, 2000, CUNO Pacific will retain you as an employee responsible for strategic growth and development of CUNO Asia/Pacific and report to Michael Hawes of CUNO Pacific Pty. Ltd., Australia. Your total annual compensation, including bonus, will be $160,000, or such greater amount as may be determined by CUNO. In addition, you will be eligible for employee benefits appropriate for the
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position, including the Termination and Change of Control Agreement between you and CUNO, dated October 1, 1996, and participation in Australian automobile program.

     CUNO will reimburse you for the cost of any tax consulting and tax planning assistance you deem necessary related to any tax issues associated with your transfer to Australia or this arrangement, subject to a maximum reimbursement amount of $5,000. This could affect and/or influence the timing of discretionary incentive payments, options and restricted stock awards.

     If you agree with the terms of this letter, please sign the acceptance copy of the same and return it to me. Of course, if there are any questions, please feel free to contact me. For purposes of organizational planning, we would like to conclude this agreement with you by May 19, 2000.

                                                     Yours very truly,

                                                     /s/ Mark G. Kachur


                                                     Mark G. Kachur


                                   ACCEPTANCE

         The terms and conditions of this letter are agreed to by me.


                                                         /s/ Michael H. Croft
                                                     ---------------------------
                                                           Michael H. Croft